Exhibit 10.3

January 30, 2008

Colin Slade

Dear Colin:

We are pleased to offer you the position of Chief Financial Officer and Executive Vice President, reporting to Brian Farrell, President and Chief Executive Officer.  Your start date will be February 29, 2008.  We look forward to a mutually beneficial and successful business relationship.  This letter sets out the terms and conditions of your employment with THQ.

The Compensation Plan and Benefits Package for your position is summarized on page two of this letter.  These terms may be modified at a later date; also, THQ may from time to time establish other policies and conditions regarding your employment.

In addition, this offer is made contingent upon your reading and signing the standard THQ New Hire Policies and upon THQ receiving positive confirmation on a background screening that is conducted for all newly hired employees.

If you accept this offer, please sign at the spaces provided on both pages of this letter, indicating your acceptance.  If you do not do so within seven days from the date of this letter, this offer will expire.

By signing this letter, you acknowledge that you understand and agree that your employment with THQ is at will.  Your employment with THQ is voluntarily entered into and we recognize you are free to resign at any time.  Similarly, it is recognized that THQ is free to conclude an employment relationship at any time we feel is appropriate.  While other terms of your employment may change with or without notice, this at will relationship can be changed only in a written agreement signed by you and an officer of THQ.

On your first day of work, we will need evidence of your U.S. citizenship, or proof of your legal right to live and work in the United States.

Welcome to the THQ team, Colin.

Sincerely,

William W. Goodmen

Executive Vice President

Human Resources and Administration

cc:  Brian Farrell

Acceptance:

Colin Slade	Date	Start date: 2/29/08

Colin Slade

Compensation Plan and Benefits Package

Title:	Chief Financial Officer and Executive Vice President

Base Salary:	$440,000 per year payable bi-weekly at the rate of $16,923.08.
(26 pay periods/year)

Status:	Exempt

Health Insurance:

Blue Cross HMO, Blue Cross PPO, or Kaiser HMO. Eligibility begins on date of hire.

In addition, you and your eligible dependents’ out-of-pocket healthcare expenses will be covered by Exec-U-Care at no cost to you.

Dental:	Coverage through Guardian. Eligibility begins on date of hire.

Vision:	Coverage through V.S.P. Eligibility begins on date of hire.

Life Insurance:	Three times base pay (capped at $1 million) — Eligibility effective on date of hire.

Short/Long Term Disability:	Eligibility effective on date of hire.

Vacation/Holidays:	Twenty (20) days per year vacation. Eight (8) paid holidays,plus two floating days per year.

401k Plan:	All regular employees are eligible to participate at the beginning of month following date of hire. 100% company match on first 4%. Six year vesting schedule for company match.

Bonus:	75% Target Bonus. Bonus will be based upon certain quantitative and qualitative performance measures and bonus will be determined annually by the Compensation Committee.

For FY09, 50% of Target Bonus is guaranteed and will be paid out upon start date. This portion of the FY09 bonus will be considered a non-refundable draw from the final FY09 bonus.

Profit Sharing:	Contributions to 401K, based on profitability, are generally made once each year and are up to the discretion of management.

Stock Options:

You will be awarded 150,000 stock options, subject to approval by the Board of Directors and 15,000 PARSUs, to be awarded during the annual grant period (April or May, 2008), also subject to approval by the Board of Directors.

Deferred Compensation:	Eligible to participate in THQ’s Executive Deferred Compensation Plan.

Change in Control
Severance Agreement:	Eligible to participate in the Change of Control Severance Agreement.

Severance Agreement:

Eligible to participate in the Severance Agreement. In conjunction with the Severance Agreement and Section 2.2 ii, if employee is terminated within 12 months of employment, he will be eligible for his annual target bonus.

Relocation:	Eligible for relocation package. Relocation Agreement as discussed.

Acceptance:	/s/ Colin Slade
	Colin Slade	Date